Exhibit 99.1

Investor Relations Contact Craig Jackson, Assistant Treasurer phone (937) 259-7033	News Media Contact phone (937) 224-5940 e-mail communications@dplinc.com

DPL Reports 3rd Quarter 2009 Earnings;

Affirms 2009 and 2010 Earnings Guidance

DAYTON, Ohio — October 28, 2009 — DPL Inc. (NYSE: DPL) today reported third quarter 2009 earnings of $0.59 per share, compared to $0.42 per share for the same period in 2008.  For the nine months ended September 30, 2009, earnings were $1.58 per share compared to $1.49 for the same period in 2008.  Earnings per share information reported in this press release are based on diluted shares outstanding unless otherwise noted.

“Solid operational performance, and continued cost control combined to mitigate the effects of the economy and the unseasonably mild weather of the third quarter,” said Paul Barbas, DPL President and CEO.  “Specifically, generation output increased 23%, resulting in reduced purchased power and higher margin.”

Third Quarter 2009 Financial Results

Revenues decreased $7.2 million to $407.3 million for the three months ended September 30, 2009 compared to $414.5 million for the same period in 2008.  This decrease was primarily the result of lower retail sales volume, lower average wholesale market prices, and decreased RTO capacity and other revenues, partially offset by higher average retail rates and increased wholesale volume.

Retail revenues increased $3.1 million resulting from the continued recovery of environmental costs and the implementation of the transmission cost recovery rider, offset by an 11% decrease in retail sales driven largely by milder weather and the economic recession. Total cooling degree days were 29% below the same period in 2008 and 34% below normal.

Wholesale revenues increased $3.0 million primarily as a result of a 167% increase in wholesale sales volume, partially offset by a 58% decrease in average wholesale market prices.

RTO capacity and other revenues decreased $13.3 million compared to the same period in the prior year due largely to a decrease in PJM transmission and congestion revenues of $9.8 million and a decrease in PJM capacity revenue of $3.7 million.

	Three Months Ended September 30
$ in millions	2009	2008	Variance
Retail	$318.8	$315.7	$3.1
Wholesale	30.9	27.9	3.0
RTO Revenues	21.5	31.3	(9.8)
RTO Capacity	33.1	36.8	(3.7)
Other Revenues	3.0	2.8	0.2
Total Revenues	$407.3	$414.5	$(7.2)

For the nine months ended September 30, 2009, revenues decreased 2% to $1,183.5 million from $1,209.4 million for the same period in 2008.

Fuel Costs, which include coal (net of gains on sales), gas, oil, and emission allowances, increased $22.2 million for the three months ended September 30, 2009 compared to the same period in 2008 primarily due to a $17.7 million decrease in gains realized from the sale of coal and a 23% increase in generation output due to improved plant performance.

	Three Months Ended September 30
$ in millions	2009	2008	Variance
Coal	82.2	$51.7	30.5
Natural Gas	1.9	6.5	(4.6)
Oil	1.0	4.0	(3.0)
Emission Allowances	(0.7)	0.0	(0.7)
Total Fuel Costs	$84.4	$62.2	$22.2

For the nine months ended September 30, 2009, fuel costs increased $49.2 million, or 26%, to $241.7 million compared to $192.5 million for the same period in 2008.

Purchased Power costs decreased $54.8 million for the three months ended September 30, 2009 compared to the same period in 2008.  The decrease in purchased power costs was due primarily to a 70% decrease in purchased power volume, a 59% decrease in average market prices, and lower RTO-related costs of $5.0 million.

	Three Months Ended September 30
$ in millions	2009	2008	Variance
Purchased Power	$7.0	$56.8	$(49.8)
RTO Charges	25.9	29.2	(3.3)
RTO Capacity	31.2	33.8	(2.6)
Recovery/(Deferral) of RTO Related Charges	0.9	0.0	0.9
Total Purchased Power	$65.0	$119.8	$(54.8)

Purchased power costs decreased $100.9 million, or 35%, to $188.0 million for the nine months ended September 30, 2009 compared to the same period in 2008.

Gross margin increased $25.4 million, or 11%, to $257.9 million for the three months ended September 30, 2009 compared to the same period in 2008.  For the nine months ended September 30, 2009, gross margin increased $25.8 million compared to the same period in 2008.

Operation and maintenance expense increased $5.6 million for the three months ended September 30, 2009 compared to the same period in 2008.  This increase was primarily the result of higher employee benefit, incentive and pension expenses of $4.5 million, a $1.4 million increase in deferred compensation costs, and a $1.3 million increase in the low-income assistance program funded by the Universal Service Fund (USF) rate rider.  These increases were partially offset by lower operating costs at generation facilities of $4.1 million.

For the nine months ended September 30, 2009, operation and maintenance expense increased $25.9 million to $226.3 million compared to the same period in 2008.

Depreciation expense for the three months ended September 30, 2009 increased $0.8 million compared to the same period in 2008 primarily as a result of higher asset balances due largely to the completion of the FGD projects in 2008.

For the nine months ended September 30, 2009, depreciation costs increased $5.3 million, or 5%, to $107.8 million compared to the same period in 2008.

General Taxes decreased $0.5 million for the three months ended September 30, 2009 compared to the same period in 2008 primarily due to lower property tax accruals.

For the nine months ended September 30, 2009, general taxes decreased 3%, or $3.2 million, to $89.8 million compared to the same period in 2008.

Amortization of Regulatory Assets decreased $0.8 million for the three months ended September 30, 2009 compared to the same period in 2008 primarily due to the 2004 and 2005 storm costs being fully recovered in the third quarter of 2008.

For the nine months ended September 30, 2009, amortization of regulatory assets decreased $3.1 million to $4.5 million compared to the same period in 2008.

Interest expense for the three months ended September 30, 2009 decreased $2.3 million, or 11%, compared to the same period in 2008.  This decrease was primarily the result of interest savings related to the redemption of DPL’s $175 million 8% Senior Notes in March 2009, partially offset by lower capitalized interest costs of $1.0 million.

For the nine months ended September 30, 2009, interest expense decreased $7.2 million, or 11%, to $60.7 million compared to the same period in 2008.

Income Taxes for the three months ended September 30, 2009 increased $1.8 million, or 7%, compared to the same period in 2008, primarily reflecting an increase in pre-tax book income partially offset by a decrease in the effective tax rate.

For the nine months ended September 30, 2009, income taxes decreased $1.7 million to $84.2 million compared to the same period in 2008.

Liquidity and Cash Flow

DPL’s cash and cash equivalents totaled $62.8 million at September 30, 2009, compared to $62.5 million at December 31, 2008, an increase of $0.3 million.  The increase in cash and cash equivalents was primarily attributed to $292.2 million of cash generated from operating activities, net borrowings from the revolving credit facilities of $115 million, net withdrawals of $6.7 million from restricted funds drawn to fund pollution control capital expenditures and $5 million of cash from the maturity of a short-term investment, partially offset by cash paid to retire $175 million of long-term debt, $134.6 million of capital expenditures, $95.7 million of dividends paid on common stock, and $15.9 million used to repurchase outstanding stock warrants.  At September 30, 2009, DPL had $7.9 million of restricted funds held in trust to fund pollution control capital expenditures.

Construction additions were $100.7 million and $168.1 million during the nine month periods ended September 30, 2009 and 2008, respectively, and are expected to be approximately $161 million in 2009.  Construction additions in 2009 are expected to be financed with a combination of cash on hand, short-term financing and cash flows from operations.  Capital projects are subject to continuing review and are revised in light of changes in financial and economic conditions, load forecasts, legislative and regulatory developments and changing environmental standards, among other factors.  For the period 2009 through 2011, DPL is projecting to spend an estimated $540 million on capital projects. This does not include projected capital costs associated with the AMI/Smart Grid plan which is pending PUCO approval.

2009 — 2010 Earnings Guidance

DPL has affirmed its 2009 earnings guidance of $2.00 to $2.20 per share and its 2010 earnings guidance of $2.35 to $2.60 per share.  The Company will discuss its 2009 and 2010 earnings guidance during its third quarter conference call and webcast.

Common Stock Warrant Exercise; DPL Board Approves Limited Stock Repurchase Program

On October 26, 2009, a common stock warrant holder exercised 3.5 million warrants.  As a result of this exercise, DPL issued 3.5 million shares of common stock from treasury and in turn received $73.5 million in cash.

On October 28, 2009 the DPL Board of Directors approved a Stock Repurchase Program under which DPL may use proceeds it receives from the exercise of warrants to repurchase common stock from time to time in the open market, through private transactions or otherwise. The Program will run through June 30, 2012, which is three months after the end of the warrant exercise period.

Conference Call and Webcast

At 9:30 a.m. Eastern on Thursday, October 29, DPL will host a conference call and Webcast to review third quarter 2009 financial results and discuss its earnings guidance.  The conference call will be available in listen-only mode for investors, media and the public by dialing 888.679.8035 for domestic participants or 617.213.4848 for international callers.  The access code is 30833453.  Please dial into the call at least 15 minutes prior to the start of the call to register.

The Webcast can be accessed real-time at www.dplinc.com.  Interested parties are encouraged to visit the Web site at least 15 minutes prior to the start of the Webcast to register.  The Webcast will be available for replay on the DPL Web site in the investor relations section following the conference call.

About DPL

DPL Inc. (NYSE:DPL) is a regional energy company.  DPL was named one of Forbes’ “100 Most Trustworthy Companies” in 2009.

DPL’s principal subsidiaries include The Dayton Power and Light Company (DP&L); DPL Energy, LLC (DPLE); and DPL Energy Resources, Inc. (DPLER).  DP&L, a regulated electric utility, provides service to over 500,000 retail customers in West Central Ohio; DPLE engages in the operation of merchant peaking generation facilities; and DPLER is a competitive retail electric supplier in Ohio, selling to major industrial and commercial customers. DPL, through its subsidiaries, owns and operates approximately 3,700 megawatts of generation capacity, of which 2,800 megawatts are low cost coal-fired units and 900 megawatts are natural gas and diesel peaking units.  Further information can be found at www.dplinc.com.

Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Matters discussed in this press release that relate to events or developments that are expected to occur in the future, including management’s expectations, strategic objectives, business prospects, anticipated economic performance and financial condition and other similar matters constitute forward-looking statements.  Forward-looking statements are based on management’s beliefs, assumptions and expectations of future economic performance, taking into account the information currently available to management.  These statements are not statements of historical fact and are typically identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “should,” “could,” “may,” “plan,” “project,” “predict,” “will,” and similar expressions.  Such forward-looking statements are subject to risks and uncertainties, and investors are cautioned that outcomes and results may vary materially from those projected due to various factors beyond our control, including but not limited to: abnormal or severe weather and catastrophic weather-related damage; unusual maintenance or repair requirements; changes in fuel costs and purchased power, coal, environmental emissions, natural gas, oil, and other commodity prices; volatility and changes in markets for electricity and other energy-related commodities; performance of our suppliers and other counterparties; increased competition and deregulation in the electric utility industry; increased competition in the retail generation market; changes in interest rates; state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, emission levels and regulations, rate structures or tax laws; changes in federal and/or state environmental laws and regulations to which DPL and its subsidiaries are subject; the development and operation of Regional Transmission Organizations (RTOs), including PJM Interconnection, L.L.C. (PJM) to which DPL’s operating subsidiary (DP&L) has given control of its transmission functions; changes in our purchasing processes, pricing, delays, employee, contractor, and supplier performance and availability; significant delays associated with large construction projects; growth in our service territory and changes in demand and demographic patterns; changes in accounting rules and the effect of accounting pronouncements issued periodically by accounting standard-setting bodies; financial market conditions, including impacts the current financial crisis may have on our business and financial condition; the outcomes of litigation and regulatory investigations, proceedings or inquiries; general economic conditions; and the risks and other factors discussed in DPL’s and DP&L’s filings with the Securities and Exchange Commission.

Forward-looking statements speak only as of the date of the document in which they are made.  We disclaim any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in our expectations or any change in events, conditions or circumstances on which the forward-looking statement is based.

The information contained herein is submitted for general information and not in connection with any sale or offer for sale of, or solicitation of any offer to buy, any securities.

DPL Inc.

CONDENSED CONSOLIDATED STATEMENTS OF RESULTS OF OPERATIONS

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
$ in millions except per share amounts	2009	2008	2009	2008
	(unaudited)		(unaudited)
Revenues	$407.3	$414.5	$1,183.5	$1,209.4

Cost of revenues:
Fuel	84.4	62.2	241.7	192.5
Purchased power	65.0	119.8	188.0	288.9

Total cost of revenues	149.4	182.0	429.7	481.4

Gross margin	257.9	232.5	753.8	728.0

Operating expenses:
Operation and maintenance	73.8	68.2	226.3	200.4
Depreciation and amortization	36.1	35.3	107.8	102.5
General taxes	30.2	30.7	89.8	93.0
Amortization of regulatory assets	1.3	2.1	4.5	7.6

Total operating expenses	141.4	136.3	428.4	403.5

Operating income	116.5	96.2	325.4	324.5

Other income / (expense), net:
Investment income	0.1	0.5	0.7	3.1
Interest expense	(19.6)	(21.9)	(60.7)	(67.9)
Other income / (deductions)	(0.9)	(0.4)	(2.0)	(0.9)
Total other income / (expense), net	(20.4)	(21.8)	(62.0)	(65.7)

Earnings before income tax	96.1	74.4	263.4	258.8

Income tax expense	28.2	26.4	84.2	85.9

Net Income	$67.9	$48.0	$179.2	$172.9

Average number of common shares outstanding (millions):
Basic	112.4	109.9	112.2	109.6
Diluted	114.4	115.0	113.4	116.2

Earnings per share of common stock:
Basic	$0.60	$0.44	$1.60	$1.58
Diluted	$0.59	$0.42	$1.58	$1.49

Dividends paid per share of common stock	$0.285	$0.275	$0.855	$0.825

DPL Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended
	September 30,
$ in millions	2009	2008
	(unaudited)
Cash flows from operating activities:
Net income	$179.2	$172.9

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	107.8	102.5
Amortization of regulatory assets	4.5	7.6
Deferred income taxes	203.5	32.7
Changes in certain assets and liabilities	(205.4)	(73.1)
Other	2.6	(0.1)
Net cash provided by operating activities	292.2	242.5

Cash flows from investing activities:
Capital expenditures	(134.6)	(173.8)
Proceeds from sale of property	1.2	—
Purchase of short-term investments	—	(9.9)
Proceeds from maturity of short-term investment	5.0	—
Net cash used for investing activities	(128.4)	(183.7)

Cash flows from financing activities:
Exercise of stock options	1.3	1.7
Tax impact related to exercise of stock options	0.1	0.3
Repurchase of warrants	(15.9)	—
Retirement of long-term debt	(175.0)	(100.0)
Withdrawals of restricted funds held in trust, net	6.7	20.5
Repurchase of pollution control bonds	—	(90.0)
Withdrawals from revolving credit facility	260.0	105.0
Repayment of borrowings from revolving credit facility	(145.0)	(15.0)
Dividends paid on common stock	(95.7)	(89.9)
Net cash used for financing activities	(163.5)	(167.4)

Cash and cash equivalents:
Net change	0.3	(108.6)
Balance at beginning of period	62.5	134.9

Cash and cash equivalents at end of period	$62.8	$26.3

Supplemental cash flow information:
Interest paid, net of amounts capitalized	$67.1	$71.6
Income taxes (refunded) / paid, net	$(4.8)	$112.7
Non-cash financing and investing activities:
Accruals for capital expenditures	$9.3	$43.3

DPL Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

	At	At
	September 30,	December 31,
$ in millions	2009	2008
	(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$62.8	$62.5
Restricted funds held in trust	7.9	14.5
Accounts receivable, less provision for uncollectible accounts of $1.1 and $1.1, respectively	292.0	259.9
Inventories, at average cost	128.0	105.1
Prepaid income taxes	33.0	—
Taxes applicable to subsequent years	14.2	58.0
Other prepayments and current assets	22.9	26.7
Total current assets	560.8	526.7

Property, plant and equipment:
Property, plant and equipment	5,170.5	5,073.4
Less: Accumulated depreciation and amortization	(2,432.1)	(2,350.6)
	2,738.4	2,722.8
Construction work in process	142.0	153.6
Total net property	2,880.4	2,876.4

Other noncurrent assets:
Deferred recoverable income taxes	80.7	81.2
Other regulatory assets	178.0	152.5
Total regulatory assets	258.7	233.7
Other deferred assets	42.9	38.3
Total other noncurrent assets	301.6	272.0

Total Assets	$3,742.8	$3,675.1

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Current portion - long-term debt	$0.7	$175.7
Accounts payable	71.0	178.3
Accrued taxes	67.2	130.4
Accrued interest	18.8	25.0
Revolving Credit borrowings	115.0	—
Customer security deposits	19.4	19.8
Other current liabilities	26.2	14.7
Total current liabilities	318.3	543.9

Noncurrent liabilities:
Long-term debt	1,375.8	1,376.1
Deferred taxes	637.0	433.7
Regulatory liabilities	125.3	121.9
Pension and retiree benefits	97.8	94.7
Unamortized investment tax credit	35.9	38.0
Insurance and claims costs	15.1	17.6
Other deferred credits	58.6	50.7
Total noncurrent liabilities	2,345.5	2,132.7

Redeemable preferred stock of subsidiary	22.9	22.9

Common shareholders’ equity:
Common stock, at par value of $0.01 per share	1.2	1.2
Warrants	19.0	31.0
Common stock held by employee plans	(19.5)	(27.6)
Accumulated other comprehensive loss	(41.6)	(44.6)
Retained earnings	1,097.0	1,015.6
Total common shareholders’ equity	1,056.1	975.6

Total Liabilities and Shareholders’ Equity	$3,742.8	$3,675.1

DPL Inc.

OPERATING STATISTICS

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Electric Sales (millions of kWh):
Residential	1,237	1,375	3,862	4,144
Commercial	961	1,055	2,799	3,001
Industrial	909	1,099	2,522	3,062
Other retail	353	380	1,049	1,096
Total retail	3,460	3,909	10,232	11,303

Wholesale	915	343	2,039	1,762

Total electric sales	4,375	4,252	12,271	13,065

Operating Revenues ($ in thousands):
Residential	$143,668	$139,759	$419,528	$409,349
Commercial	86,491	84,402	249,133	249,073
Industrial	61,218	64,039	172,094	182,246
Other retail	25,324	25,121	74,290	72,973
Other miscellaneous revenues	2,135	2,444	6,248	7,193
Total retail	318,836	315,765	921,293	920,834

Wholesale	30,951	27,820	81,534	124,745

RTO revenues	54,547	68,101	171,578	155,123

Other revenues	3,025	2,810	9,118	8,709

Total operating revenues	$407,359	$414,496	$1,183,523	$1,209,411

Other Statistics:
Average price per kWh - retail (cents)	9.15	8.02	8.94	8.08
Fuel cost per net kWh generated (cents)	2.30	2.47	2.41	2.24
Fuel cost per net kWh generated (cents)-includes allowance / coal sales and derivative gains	1.92	1.72	1.98	1.64
Electric customers at end of period	513,677	513,903	513,677	513,903
Average kWh use per residential customer	2,716	3,017	8,464	9,072
Peak demand - maximum one-hour use (mw)	2,726	3,027	2,909	3,027
Total generation (millions of kWh)	4,428	3,613	12,212	11,754

Degree Days
Heating	75	19	3,521	3,663
Cooling	424	598	731	839

Inquiries concerning this report should be directed to:

Craig Jackson

Assistant Treasurer

Telephone (937) 259-7033

The information contained herein is submitted for general information and not in connection with any sale or offer for sale of,

or solicitation of any offer to buy, any securities.